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                                   EXHIBIT 11

                               Safety-Kleen Corp.
                 Statement of Computation of Per Share Earnings
                   ($ in Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                     Three Months Ended       Six Months Ended
                                                         February 28,            February 28,
                                                     -------------------     -------------------
                                                        1999      1998         1999       1998
                                                        ----      ----         ----       ----

Basic:
  Income available to common stockholders ........   $ 18,245   $  3,556     $ 46,017   $ 13,700
                                                     ========   ========     ========   ========

  Weighted average common stock outstanding (000s)     88,386     45,571       88,120     45,381
                                                     ========   ========     ========   ========

  Income per share ...............................   $   0.21   $   0.08     $   0.53   $   0.30
                                                     ========   ========     ========   ========


Diluted:
  Net income .....................................   $ 18,245   $  3,556     $ 46,017   $ 13,700
  Add back: interest expense on conversion of
    subordinated convertible debenture ...........      2,625       --          5,250      5,171
                                                     --------   --------     --------   --------
  Income available to common stockholders, plus
    assumed conversions ..........................   $ 20,870   $  3,556     $ 51,267   $ 18,871
                                                     ========   ========     ========   ========

  Weighted average common stock outstanding (000s)     88,386     45,571       88,120     45,381
  Dilutive effect of stock options ...............         31         90           49        113
  Dilutive effect of conversion of $350,000,000
    subordinated convertible debenture at $15.00 .     23,333       --         23,333     23,333
                                                     --------   --------     --------   --------
  Diluted average shares outstanding .............    111,750     45,661      111,502     68,827
                                                     ========   ========     ========   ========

  Diluted income per share .......................   $   0.19   $   0.08     $   0.46   $   0.27
                                                     ========   ========     ========   ========

All per share amounts have been restated to effect the one-for-four reverse stock split effective the close of business on November 30, 1998.
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